Exhibit 10.1
Sterling Chemicals, Inc.
Fifth Amended and Restated Severance Pay Plan
Preliminary Statements
A.	Sterling Chemicals, Inc., a Delaware corporation, currently maintains a Fourth Amended and Restated Severance Pay Plan (as amended, the “Existing Plan”).

B.	The Board of Directors of Sterling Chemicals, Inc. desires to amend the Existing Plan in certain respects and to restate the Existing Plan as so amended in its entirety.
          Now, Therefore, the Existing Plan is hereby amended and restated, effective as of the Effective Date (as defined below), to read in its entirety as follows:
Article I
Definitions and Interpretations
          Section 1.01. Definitions. Capitalized terms used in this Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:
     “Applicable Multiplier” has the meaning specified in Section 2.02(a).
     “Base Salary” has the meaning specified in Section 2.02(a).
     “Benefit Plan” means any employee benefit plan (including any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974), program, arrangement or practice maintained, sponsored or provided by the Company or any Subsidiary, including those relating to bonuses, incentive compensation, retirement benefits, stock options, stock ownership or stock awards, healthcare and medical benefits, disability benefits, death benefits, disability, life, accident and travel insurance, sick leave, vacation pay or termination pay, as amended, or any successor to any of such plans.
     “Benefit Service” means, with respect to any Participant, (i) the number of years of service as of December 31, 2004 which is recognized by the Company for such Participant for benefit calculation purposes under the Pension Plan plus (ii) the number of years of service by such Participant with the Company during the period commencing on January 1, 2005 and ending on such Participant’s Termination Date; provided, however, that any fractional year of Benefit Service shall be rounded up to the next full year of Benefit Service.
     “Board” means Sterling’s Board of Directors.

     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Reference in this Plan to COBRA shall be deemed to include any amendments or successor provisions to COBRA and any regulations thereunder.
     “Code” means the Internal Revenue Code of 1986, as amended. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
     “Committee” means Sterling’s Employee Benefits Plans Committee.
     “Company” means Sterling and the Subsidiaries.
     “Defined Salary Grade Level” means the salary grade levels set from time to time by the Committee for purposes of determining those Participants who have a minimum Applicable Multiplier pursuant to Section 2.02; provided, however, that, unless the Board or the Compensation Committee of the Board approves otherwise, the Committee may only select salary grade levels that are comprised of positions having duties and responsibilities substantially similar to (or greater than) those held by employees who had salary grade levels of E6 or higher or T6 or higher during 2009.
     “Disability” means, with respect to any Participant, a physical or mental condition of such Participant that results in such Participant becoming eligible for long term disability benefits under the Company’s long term disability Benefit Plan.
     “Effective Date” means March 1, 2010.
     “Existing Plan” has the meaning specified in the Preliminary Statements of this Plan.
     “Good Reason” means, with respect to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such Participant is employed by the Company, and then only if it is not consented to by such Participant in writing:
(i)	a material reduction by the Company in such Participant’s annual base salary in effect immediately prior to the effective date of such reduction;

(ii)	the failure of the Company to continue such Participant’s eligibility for participation in employee benefit plans, programs, arrangements and practices providing benefits that are offered generally to its Non-Represented Employees; provided, however, that the amendment, modification or discontinuance of any such employee benefit plan, program, arrangement or practice by the Company shall not constitute “Good Reason” hereunder if such amendment, modification or discontinuance applies generally to Non-Represented Employees and does not single out such Participant for disparate treatment; or

(iii)	any change of more than 75 miles (or, in the case of any Participant for whom the Committee has approved a shorter distance, such shorter distance) in the location of the principal place of employment of such Participant immediately prior to the effective date of such change.
For purposes of this definition, any action or failure to act described in clauses (i) through (iii) above shall cease to be a Good Reason with respect to any Participant on the date which is 90 days after such Participant acquires actual knowledge of such action or failure to act unless, prior to such date, such Participant gives a Termination Notice pursuant to Section 2.05. For purposes of this definition, none of the actions described in clauses (i) through (iii) above shall constitute a Good Reason with respect to any Participant if it is remedied by the Company within 30 days after receipt of notice thereof given by such Participant.
          “Misconduct” means, with respect to any Participant:
(i)	the commission by such Participant of acts of dishonesty or gross misconduct which are demonstrably injurious to the Company (monetarily or otherwise) in any material respect;

(ii)	the failure of such Participant to observe and comply with the Company’s published policies relating to alcohol and drugs, harassment or compliance with applicable laws;

(iii)	the failure of such Participant to observe and comply with any other lawful published policy of the Company, but, in the case of any such failure that is capable of being remedied, only if such failure shall have continued unremedied for more than 30 days after written notice thereof is given to such Participant by the Company;

(iv)	the willful failure of such Participant to observe and comply with all lawful and ethical directions and instructions of the Board, any person to whom such Participant reports or any person who has greater authority than such Participant with respect to the relevant directions or instructions;

(v)	the refusal or willful failure of such Participant to perform, in any material respect, his or her duties with the Company, but only if such failure was not caused by disability or incapacity and shall have continued unremedied for more than 30 days;

(vi)	the conviction of such Participant for a felony offense; or

(vii)	any willful conduct on the part of such Participant that prejudices, in any material respect, the reputation of the Company in the fields of business in which it is engaged or with the investment community or the public at large, but only if such Participant knew, or should have known, that such conduct could have such result.
If any Participant is a party to a written employment agreement with the Company, then clause (iv) above shall not apply to any directions or instructions that are contrary to or inconsistent with any of the positions, functions, duties or reporting responsibilities of such Participant as set forth in such written employment agreement or that violate any of such Participant’s rights, privileges or immunities under such employment agreement. In case of any dispute regarding whether or not any conduct by a Participant meets any of the standards set forth in clauses (i) through (vii) above, the burden of proof shall rest with the Company.
     “Non-Represented Employees” means all employees of the Company who are not represented by a collective bargaining unit.
     “Participants” means all Non-Represented Employees who are based in the United States; provided, however, that except as the Committee may otherwise provide in writing, any individual who is not paid through the Company’s payroll system, or who is classified by the Company for purposes of this Plan as an independent contractor (or some other non-common law employee category), shall not be a “Participant” under this Plan, notwithstanding such individual’s subsequent or retroactive (i) payment through the Company’s payroll system or (ii) classification or reclassification for tax or other purposes.
     “Pension Plan” means the Sterling Chemicals, Inc. Amended and Restated Salaried Employees’ Pension Plan (effective as of January 1, 2006), as amended, or any successor to such plan.
     “Plan” means this Fifth Amended and Restated Severance Pay Plan, as amended, supplemented or modified from time to time in accordance with its terms.
     “Severance Amount” has the meaning specified in Section 2.02(a)(i).
     “Sterling” means Sterling Chemicals, Inc., a Delaware corporation, and any Successor.
     “Subsidiary” means any corporation, limited partnership, general partnership, limited liability company or other form of entity a majority of any class of voting stock or other voting rights of which is owned, directly or indirectly, by Sterling.
     “Successor” means a successor to all or substantially all of the business, operations or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise).
     “Termination Date” means, with respect to any Participant, the termination date specified in the Termination Notice delivered by such Participant to the Company in accordance with Section 2.05 or the actual date of termination of such Participant’s employment by the Company for any reason other than Misconduct or Disability.
     “Termination Notice” means, with respect to any Participant, a notice from such Participant to the Company purporting to terminate such Participant’s employment for Good Reason in accordance with Section 2.05.
          Section 1.02. Interpretation. In this Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Article II
Eligibility and Benefits
          Section 2.01. Eligible Employees. This Plan is only for the benefit of Participants, and no other employees or personnel shall be eligible to participate in this Plan or to receive any rights or benefits hereunder.
          Section 2.02. Description of Benefits. (a) Subject to Section 2.03, each Participant shall be entitled to receive the benefits described below if either such Participant terminates or has terminated his or her employment for Good Reason in accordance with Section 2.05 or the Company terminates or has terminated such Participant’s employment for any reason other than a termination for Misconduct or Disability:
     (i) the Company shall pay to such Participant, on the 45th day following such Participant’s Termination Date, a lump sum cash payment (the “Severance Amount”) in an amount equal to such Participant’s Base Salary times such Participant’s Applicable Multiplier; provided, however, that (A) the right of such Participant to receive such Severance Amount, and the obligation of the Company to pay such Severance Amount, is expressly conditioned upon such Participant having executed and delivered to the Company the release referred to in Section 4.05 and any revocation period for such release having expired prior to the applicable payment date and (B) if the applicable payment date is not a business day, the Severance Amount (if required to be made hereunder) shall be paid on the next succeeding business day; and
     (ii) for a period of six months following such Participant’s Termination Date, the COBRA premium required to be paid by such Participant for coverage under the Company’s medical and dental insurance plans shall not exceed the regular premiums required to be paid by active employees for similar coverage under such plans; provided, however, that the benefits provided under this clause (ii) (A) shall only be available to such Participant if such Participant (or his or her qualified beneficiaries) makes a timely

COBRA election on or after such Participant’s Termination Date to continue coverage under such medical and dental insurance plans and timely pays the regular employee premium required by such plans and (B) shall not be available to any Participant that elects coverage under the Company’s retiree medical plan on or after such Participant’s Termination Date.
Notwithstanding anything to the contrary contained in this Plan, to the extent required by Section 409A of the Code, (x) the reimbursement of any expenses under this Section will be made on or before the last day of the calendar year immediately following the calendar year in which the expense is incurred, (y) the amount of medical claims eligible for reimbursement or to be provided as an in-kind benefit under this Plan during a calendar year may not affect the medical claims eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year and (z) the right to reimbursement or in-kind benefits under this Plan shall not be subject to liquidation or exchange for another benefit. For purposes of this Plan, “Base Salary” means, with respect to any Participant, such Participant’s annual base salary immediately prior to the earlier of (A) the date on which an event occurs that results in such Participant terminating his or her employment for Good Reason and (B) the actual date of such Participant’s termination by the Company for any reason other than Misconduct or Disability, and “Applicable Multiplier” means, with respect to any Participant, such Participant’s years of Benefit Service as of the earlier of (x) the date on which an event occurs that results in such Participant terminating his or her employment for Good Reason and (y) the actual date of such Participant’s termination by the Company for any reason other than Misconduct or Disability times a fraction having a numerator of two and a denominator of 52; provided, however, that (A) no Participant’s Applicable Multiplier shall exceed 0.5 and (B) each Participant having a salary grade classification at or above the Defined Salary Grade Level shall have an Applicable Multiplier of 0.5.
          (b) Notwithstanding anything to the contrary contained in this Plan, the benefits made available under this Plan to Participants expressly exclude outplacement services and financial counseling.
          (c) Participation in this Plan is voluntary. The Company may require that each eligible employee execute a participation agreement as a condition to becoming a Participant hereunder. By agreeing to participate in this Plan, or by accepting any benefits under this Plan, a Participant unconditionally agrees for all purposes under this Plan to be bound by all of the terms and conditions of this Plan, including the provisions of Article III hereof.
          Section 2.03. Additional Provisions Relating to Benefits under Sections 2.02. (a) Notwithstanding anything to the contrary contained in this Plan, the Company’s obligation to continue the benefits described in Section 2.02(a)(ii) for any Participant shall cease if and when such Participant ceases to be eligible to continue group health plan coverage under COBRA.
          (b) Notwithstanding anything to the contrary contained in this Plan, the amount of the Severance Amount payable to any Participant under this Plan shall be reduced, dollar for dollar, by the aggregate amount of all separation, severance or termination payments paid or payable to such Participant under (i) any Benefit Plan (other than this Plan and the Pension Plan), including the Company’s Fifth Amended and Restated Key Employee Protection Plan, as

amended (as the same may hereafter be amended or modified in accordance with its terms or any successor to such plan), (ii) any agreement between such Participant and the Company or (iii) any applicable law, statute, rule, regulation, order or decree (or other pronouncement having the effect of law) of any nation or governmental authority, including the Worker Adjustment and Retraining Notification Act.
          Section 2.04. Cost of Plan; Plan Unfunded; Participant’s Rights Unsecured. The entire cost of this Plan shall be borne by the Company, and no contributions shall be required of the Participants. The Company shall not be required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any benefit hereunder. The right of any Participant to receive the benefits provided for herein shall be an unsecured claim against the general assets of the Company.
          Section 2.05. Termination Notices from Participants. For purposes of this Plan, in order for any Participant to terminate his or her employment for Good Reason, such Participant must give a written notice of termination to the Company, which notice shall be in writing and signed by such Participant, shall be dated the date it is given to the Company, shall specify the termination date, shall state that the termination is for a Good Reason and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason.
          Section 2.06. Compliance With Section 409A of the Code. This Plan is intended to comply with Section 409A of the Code and any ambiguous provisions shall be construed in a manner that is compliant with or exempt from the application of Section 409A of the Code. If a provision of this Plan would result in the imposition of earlier or additional taxes under Section 409A of the Code, such provision shall be reformed to avoid the imposition of such taxes. Notwithstanding anything to the contrary contained in this Plan, no Participant shall have any right to determine a date of payment of any amount under this Plan. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment. For purposes of this Plan, “Termination of Employment” shall mean Participant’s “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations promulgated under Section 409A of the Code, including the default presumptions thereof. If (a) a Participant is a “specified employee” (as such term is defined in Section 409A of the Code) and (b) any payment due under this Plan is subject to Section 409A of the Code and is required to be delayed under Section 409A of the Code, that payment shall be paid on the earliest date that complies with the requirements of Section 409A of the Code. For purposes of determining the identity of specified employees, the Board may establish procedures as it deems appropriate in accordance with Section 409A of the Code.
Article III
Claims Procedure and Dispute Resolution
          Section 3.01. Claims for Benefits. Any claim relating to benefits under this Plan shall be submitted in writing to the Committee. Within 90 days after a claim has been submitted, the Committee will mail or deliver a written notice to the claimant indicating either (a) that such claim has either been granted or denied or (b) that the Committee needs additional time or information to make a determination whether such claim should be granted or denied. If the Committee determines that such claimant is not entitled to receive all or part of the benefits claimed, such notice shall include (i) the Committee’s determination and the reasons therefor, with appropriate references to pertinent Plan provisions, and (ii) the procedures for appeal and review of its determination and an explanation of how a claimant may perfect his or her claim. If the Committee indicates in such notice that it needs additional time or information in order to make a determination, such notice shall include an explanation of why such additional time or information is necessary and an estimated date for a determination by the Committee, which shall, in any event, be on or before the 180th day after the date the claim was originally submitted. If the claimant does not receive such notice within such 90-day period (or does not receive a notice of the Committee’s decision within 180 days after the claim was originally submitted if a notice was received by such claimant within such 90-day period indicating that the Committee needed additional time or information), the claimant’s claim shall be deemed denied.
          Section 3.02. Administrative Appeal and Review. (a) If a claim for benefits is denied or deemed denied, the Participant (or the Participant’s representative) has the right to appeal that denial by filing a written claim with the Committee. Within 60 days after receipt of an appeal, the Committee will evaluate the claim and provide a written statement to the Participant. If the appeal is denied, the statement will include the reason for the denial, a specific reference to the pertinent provisions of the Plan upon which the denial is based, additional information needed, if any, and an explanation of the review procedures for a denied appeal set forth in paragraph (b) below).
          (b) An applicant for benefits whose appeal has been denied, in whole or in part, or the duly authorized representative of such claimant, may, within 60 days after receipt of written notice of such denial, request to appear before the Committee to review such denied appeal and submit to the Committee in writing such additional information as the claimant desires. A claimant who submits a claim for review shall have a reasonable opportunity to submit issues and comments in writing and to review pertinent documents. The Committee will (i) allow such claimant to make such appearance before the Committee within 60 days after receipt by the Committee of such request and (ii) render its final decision and notify the claimant in writing of such decision and, if the claim was denied, the reasons for the denial and a specific reference to the pertinent provisions of the Plan upon which the denial is based, within 60 days after the claimant’s appearance before the Committee; provided, however, that the Committee may extend such 60-day period for up to an additional 60 days if the Committee determines that additional time is needed to evaluate the Participant’s claim. If the claimant does not receive notice of such decision within such 60-day period (or, if applicable, such extended period), the claim for review shall be deemed denied.
          Section 3.03. Negotiation. Subject to Section 3.05, in case a dispute or controversy shall arise between any Participant (or any person claiming by, through or under any Participant) and the Company (including the Committee) relating to or arising out of this Plan or a benefit claim for which a final administrative appeal has been denied (or deemed denied) pursuant to Section 3.02, either disputant may give written notice to the other disputant (“Dispute Notice”) that it wishes to resolve such dispute or controversy by negotiations, in which event the disputants shall attempt in good faith to negotiate a resolution of such dispute or controversy. If the dispute or controversy is not so resolved within 30 days after the effective date of the Dispute Notice, subject to Section 3.05, either disputant may initiate arbitration of the matter as provided in Section 3.04. All negotiations pursuant to this Section 3.03 shall be held at the Company’s principal offices in Houston, Texas (or such other place as the disputants shall mutually agree) and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.
          Section 3.04. Arbitration. Subject to Section 3.05, any dispute or controversy (a) which arises out of or relates to this Plan or a benefit claim for which a final administrative appeal has been denied (or deemed denied) pursuant to Section 3.02 and (b) which has not been resolved by negotiations in accordance with Section 3.03 within 30 days of the effective date of the Dispute Notice shall, upon the request of either disputant, be finally settled by arbitration conducted expeditiously in accordance with the labor arbitration rules of the American Arbitration Association. The arbitrator shall not be empowered to award damages in excess of compensatory damages and each disputant shall be deemed to have irrevocably waived any damages in excess of compensatory damages. The arbitrator’s decision shall be final and legally binding on the disputants and their successors and assigns. The fees and expenses of the arbitrator shall be borne solely by the prevailing disputant or, in the event there is no clear prevailing disputant, as the arbitrator deems appropriate. All arbitration conferences and hearings shall be held in Houston, Texas.
          Section 3.05. Exclusivity, etc. The Committee shall have complete authority to review all denied claims for benefits under this Plan. In exercising its responsibilities, the Committee shall have discretionary authority (a) to determine whether and to what extent covered persons are eligible for benefits and (b) to construe disputed Plan terms. The dispute resolution procedures set forth in Sections 3.03 and 3.04 shall not apply to any matter which, by the express provisions of this Plan, is to be finally and conclusively determined by the Committee unless and until the Committee issues its decision in accordance with Sections 3.01 and 3.02. Any such determination by the Committee shall be final and conclusive and may not be overturned unless such determination is found to be arbitrary and capricious or an abuse of discretion. No legal action may be brought with respect to this Plan except for the purpose of specifically enforcing the provisions of this Article III or for the purpose of enforcing any arbitration award made pursuant to Section 3.04.
Article IV
Miscellaneous Provisions
          Section 4.01. Cumulative Benefits. Except as provided in Section 2.03(b), the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any Benefit Plan or any agreement between such Participant and the Company.
          Section 4.02. No Mitigation or Offset. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a termination of his or her employment with the Company or otherwise. Except as otherwise provided in Section 2.03(a), the amount of any payment provided for in this Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement benefits.
          Section 4.03. Amendment and Termination. The Board or the Compensation Committee of the Board shall be entitled to amend or terminate this Plan at any time and for any reason; provided, however, that no amendment or termination of this Plan shall affect the rights or benefits of any Participant or the obligations of the Company accrued under this Plan as of the effective date of such termination or amendment.
          Section 4.04. Administration. (a) The Committee is, as respects the rights and obligations of all parties with an interest in this Plan, given the powers, rights and duties specifically stated elsewhere in this Plan and, in addition, is given full power and final discretionary authority to:
     (i) make determinations with respect to the administration of this Plan, construe and interpret its provisions, take all other actions deemed necessary or advisable for the proper administration of this Plan and determine all questions arising under this Plan, including the power to determine the rights or eligibility of Participants and any other persons, and the amounts of their benefits under this Plan, and to remedy ambiguities, inconsistencies or omissions;
     (ii) adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of this Plan;
     (iii) enforce this Plan in accordance with its terms and in accordance with any rules of procedure and regulations adopted by the Committee pursuant to clause (ii) above; and
     (iv) employ agents, attorneys, accountants or other persons (who also may be employed by the Company), and allocate, delegate or reallocate to them such powers, rights and duties as the Committee may consider necessary or advisable to properly carry out the administration of this Plan; provided, however, that such allocation or delegation and the acceptance thereof by such agents, attorneys, accountants or other persons are in writing.
          (b) Subject to applicable law, any determination, construction or interpretation of the provisions of this Plan, and any decision on any matter within the discretion of the Committee, that is made by the Committee in good faith shall be binding on all persons. In case of any claim that the Committee (or any member thereof) did not act in good faith, the burden of proof shall rest with the person or entity claiming the absence of good faith.
          (c) The members of the Committee shall receive no additional compensation for their services relating to this Plan. Any expenses properly incurred by the Committee incident to this Plan, including the cost of any bond required by applicable law, shall be paid by the Company.

          (d) The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission of such member acting in good faith in the performance of such functions or responsibilities. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
          Section 4.05. Release of Claims. As a condition to receipt of the benefits under this Plan, a Participant will be required to sign an agreement, to be prepared by the Company, in which he or she unconditionally and irrevocably releases the Company and its successors, assigns, divisions, subsidiaries, representatives, agents, officers, directors, stockholders and employees from any claims, demands and causes of action relating to or arising out of the termination of his or her employment with the Company, including any statutory claims under the Age Discrimination in Employment Act of 1967, as amended, the Older Worker Benefit Protection Act, as amended, the Americans with Disabilities Act of 1990, as amended, Title VII of the Civil Rights Acts of 1964, as amended, the Civil Rights Act of 1991, as amended, and any other federal, state, or local law, statute or ordinance affecting such Participant’s employment with or separation from the Company, but excluding, however, any claims, demands and causes of action pertaining to (a) any benefits that are to be provided after the date of such agreement pursuant to the terms of this Plan, (b) such Participant’s rights, if any, under the Company’s Fifth Amended and Restated Key Employee Protection Plan, as amended (as the same may hereafter be amended or modified in accordance with its terms or any successor to such plan), or (c) such Participant’s rights, if any, under any employment agreement between such Participant and the Company.
          Section 4.06. Assignability. The Company shall have the right to assign this Plan and to delegate its duties and obligations hereunder; provided, however, that no such assignment shall relieve or discharge the Company of or from any of its obligations under this Plan. Unless otherwise approved by the Committee, no Participant shall transfer or assign any of his or her rights under this Plan except by will or the laws of descent and distribution. Except as otherwise provided by law, no benefit, right or interest of any Participant under this Plan shall be subject to pledge, encumbrance, charge, seizure, attachment or legal, equitable or other process, or be liable for, or subject to, debts, liabilities or other obligations.
          Section 4.07. Consolidations, Mergers, Etc. Sterling will require any person, firm or entity which becomes its Successor to expressly assume and agree to perform this Plan in writing, in the same manner and to the same extent that Sterling would be required to perform hereunder if no such succession had taken place.
          Section 4.08. Benefit and Burden. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant’s devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant’s estate.
          Section 4.09. Notices. All notices and other communications provided for in this Plan shall be in writing and shall be sent, delivered or mailed, addressed (a) if to the Company, at Sterling’s principal office address or such other address as Sterling may have designated by written notice to all Participants for purposes hereof, directed to the attention of the General Counsel, and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given or mailed by United States registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.
          Section 4.10. Withholdings. The Company shall have the right to deduct from any payment hereunder all taxes (federal, state or other) and other payments which it is required to withhold therefrom.
          Section 4.11. No Employment Rights Conferred. Nothing contained in this Plan shall (i) confer upon any Participant any right with respect to continuation of employment with the Company or (ii) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company to terminate such Participant’s employment at any time.
          Section 4.12. Governing Law. This Plan shall be governed in accordance with the laws of the State of Texas (without giving effect to conflicts of laws principles thereof) and applicable federal law.
          In Witness Whereof, and as conclusive evidence of the adoption of this Plan by the Board, Sterling has caused this Plan to be duly executed in its name and behalf by its proper officer thereunto duly authorized as of November 6, 2010.

Sterling Chemicals, Inc.
By:	/s/ John V. Genova
	Printed Name:	John V. Genova
	Title:	President and Chief Executive Officer